Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

FIRST CASH FINANCIAL SERVICES, INC.,

BBR UNLIMITED, LLC,

RICHARD TAYLOR BURKE, JR.,

JULIA JAMES BURKE,

T.J. UNLIMITED, LLC,

and

RYAN BURKE

January 10, 2012

TABLE OF CONTENTS

ARTICLE 1

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

1.1

Sale of Membership Interests

1.2

Purchase Price

1.3

Excluded Assets and Liabilities

1.4

Purchase Option

1.5

Treatment of Option Assets

1.6

Leases for Seller-Retained Properties

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER, TARGET

COMPANIES AND BURKES

2.1

Capitalization

2.2

Authority; Binding Agreement; No Conflict

2.3

Financial Statements

2.4

Distributions

2.5

Undisclosed Liabilities

2.6

Compliance with Legal Requirements

2.7

Tax Matters

2.8

Property; Contracts

2.9

Pawn Inventory

2.10

Consigned Inventory

2.11

Sufficiency of Assets

2.12

Books and Records

2.13

Proceedings and Litigation

2.14

Intellectual Property

2.15

Employee Matters

2.16

No Material Adverse Effect

2.17

Parent and All Access

2.18

Seller Reorganization Transactions

2.19

Transaction Costs

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1

Organization of Purchaser

3.2

Authority; Binding Agreement

3.3

Due Diligence

3.4

Post-Closing Covenants of Purchaser

ARTICLE 4

ACTIONS PRIOR TO CLOSING

4.1

Consents

4.2

Conduct of Business Pending Closing

4.3

Maintain and Protect Assets

4.4

Restrictions on Activities

4.5

Distributions

4.6

Disclosure Schedule Update

4.7

Access and Due Diligence Investigation

4.8

No Negotiation

4.9

Reasonable Efforts

4.10

Store Activity Reports

4.11

Disregarded Entity Status

ARTICLE 5

CONDITIONS TO CLOSING

5.1

Conditions to Obligations of Seller

5.2

Conditions to Obligations of Purchaser

ARTICLE 6

THE CLOSING

6.1

Closing Date

6.2

Seller’s Closing Deliveries

6.3

Purchaser’s Closing Deliveries

6.4

Simultaneous Deliveries and Action

ARTICLE 7

TERMINATION

7.1

Termination

7.2

Effect of Termination

ARTICLE 8

CTIONS AND OBLIGATIONS AFTER CLOSING

8.1

Further Assurances

8.2

Transfer Tax

8.3

Tax Audits

8.4

Seller and Burkes Covenants

8.5

Purchaser Covenants

8.6

Transition Services

8.7

Employee Transition

8.8

Licenses and Permits

ARTICLE 9

INDEMNIFICATION

9.1

Representations and Warranties

9.2

Indemnification

9.3

Claims

9.4

Basket

9.5

No Contribution or Reimbursement

ARTICLE 10

GENERAL PROVISIONS

10.1

Assignment

10.2

Transactional Fees and Expenses

10.3

Governing Law

10.4

Arbitration

10.5

Purchaser Acknowledgment

10.6

Counterparts

10.7

Notices

10.8

Entire Agreement; Amendments and Waivers

10.9

Interpretation; Drafting

10.10

Invalidity

10.11

Headings

10.12

Publicity

10.13

Confidential Information

10.14

No Third Party Beneficiaries

10.15

Exhibits

10.16

Defined Terms

ANNEXES

ANNEX A	Subsidiaries

ANNEX B	Restricted Employees

ANNEX C	Debt

ANNEX D	Excluded Assets and Liabilities

ANNEX E	Option Assets

ANNEX F	Required Consents

ANNEX G	Exceptions to Seller Restricted Territory

ANNEX H	Licenses and Permits

EXHIBITS

EXHIBIT A	Form of Restrictive Covenant Agreement

EXHIBIT B	Form of Purchaser Note

EXHIBIT C	Form of Lease Agreement

EXHIBIT D	Form of Resignation and Release

EXHIBIT E	Form of License Agreement

TABLE OF DEFINITIONS

2011 Financial Statements

Acquisition Proposal

Adjusted EBITDA0

Affiliate

Agreement

All Access

Bankruptcy

Bankruptcy Laws

Basket

Burkes

Business Day

Capital Stock

Cash & Go

Cash & Go Employees

Closing

Closing Date

Closing Payment

Commercially Reasonable Efforts

Consigned Inventory

Continuing Employees

Day

Debt

Disclosure Schedule

Effective Date

Employee Leasing Agreement

Employee Transition Period

Encumbrance

Excluded Assets

Excluded Liabilities

Financial Statements

GAAP

Governmental Authority

Indemnified Party

Indemnifying Party

Indemnity Demand

J. Burke

Knowledge

Lease Agreements

Leases

Legal Requirement

Liability

License Agreement

Losses

Material Contract

Membership Interests

Mexican Transaction Tax

Net Mexican Transaction Tax

Non-Basket Losses

November Balance Sheet

Option Assets

Option Exercise Date

Option Expiration Date

Order

Ordinary Course of Business

Organizational Documents

Parent

Pawn Inventory

Pawnshop

Person

Prior Years’ Financial Statements

Proceeding

Purchase Option

Purchase Price

Purchaser

Purchaser Indemnified Parties

Purchaser Note

Purchaser Restricted Period

Purchaser Restricted Territory

Purchaser Terminating Breach

Purchaser’s Advisors

R. Burke

Representatives

Required Consents

Restricted Employees

Restrictive Covenant Agreements

Seller

Seller Employment Affiliate

Seller Excluded Affiliate

Seller Indemnified Parties

Seller Option Affiliate

Seller Reorganization Transactions

Seller Restricted Period

Seller Restricted Territory

Seller Terminating Breach

Seller-Retained Properties

Specified Employee Losses

Specified Tax Losses

Store Activity Reports

Subsidiaries

T. Burke

Target Companies

Target Company Equity

Target Company Material Adverse Effect

Tax

Tax Authority

Tax Return

Transaction Costs

US $

US Tax Benefit

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (“Agreement”), dated as of January 10, 2012 (“Effective Date”) is entered into by and among FIRST CASH FINANCIAL SERVICES, INC., a Delaware corporation (“Purchaser”), BBR UNLIMITED, LLC, a Arizona limited liability company (“Seller”), RICHARD TAYLOR BURKE, JR., an individual resident of Arizona (“T. Burke” ), JULIA JAMES BURKE, an individual resident of Arizona (“J. Burke” and, with T. Burke, the “Burkes”), T.J. UNLIMITED, LLC, an Arizona limited liability company (“Parent”), and solely for purposes of Section 8.4, RYAN BURKE, an individual resident of Florida) (“R. Burke”), with reference to the following facts:

RECITALS

A.

Parent is the owner of the Subsidiaries (defined herein) set forth on Annex A and, the Subsidiaries with Parent, collectively, the “Target Companies”).

B.

Prior to entering into this Agreement, (i) the Burkes owned all of the issued and outstanding membership interests of Parent (the “Membership Interests”) and (ii) the Burkes contributed the Membership Interests to Seller pursuant to the Seller Reorganization Transactions (defined herein) such that Seller is the owner of Parent.

C.

Prior to the Closing, certain employees of the Target Companies named on Annex B (the “Restricted Employees”) shall execute restrictive covenant agreements (the “Restrictive Covenant Agreements”) substantially in the form attached hereto as Exhibit A, to become effective at the Closing.

D.

Purchaser desires to purchase all of the Membership Interests owned by Seller, and Seller desires to sell such Membership Interests to Purchaser, upon and subject to the terms and conditions set forth below.

E.

All terms used in this Agreement with initial upper-case letters which are not defined within the text of the Agreement itself are defined in Section 10.16.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF MEMBERSHIP INTERESTS

1.1

Sale of Membership Interests

  Upon the terms and subject to the conditions specified in this Agreement, on the Closing Date, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, the entire right, title and interest in and to the Membership Interests.  Purchaser shall acquire the entire right, title and interest in and to all of the Membership Interests free and clear of all Encumbrances of any kind whatsoever, other than restrictions on subsequent transfers of such Membership Interests of the type generally imposed under applicable securities and corporate Legal Requirements.

1.2

Purchase Price

  Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase the Membership Interests and Seller agrees to sell the Membership Interests for an amount equal to Forty-Nine Million Dollars (US $49,000,000.00) (the “Purchase Price”).  The Purchase Price shall be paid as follows:

1.2.1

Note

  Purchaser shall pay Four Million Nine Hundred Thousand Dollars (US $4,900,000.00) of the Purchase Price to Seller upon the terms and conditions of a promissory note (the “Purchaser Note”) issued from Purchaser to Seller substantially in the form attached hereto as Exhibit B.

1.2.2

Payoff of Target Company Obligations

  Purchaser shall pay a portion of  the Purchase Price (i) to Seller and its Affiliates in an amount necessary to satisfy any outstanding indebtedness or obligation of any Target Company to such Person including, without limitation, any indebtedness for borrowed money, (ii) to any third party holder of indebtedness of any Target Company for borrowed money in an amount necessary to satisfy any outstanding indebtedness for borrowed money of such Target Company, and (iii) to any finder, broker, agent or similar intermediary, or any legal counsel, accounting firm or similar advisor, the respective amounts of any fees and disbursements payable by any Target Company payable to such Person in connection with the transactions contemplated by this Agreement (the “Transaction Costs”) all of which are listed on Annex C (the “Debt”).  At the Closing, the Seller shall deliver to Purchaser either (i) a payoff letter evidencing payment in full and termination of the Debt in the event that any of the Debt is paid by Purchaser at Closing, or (ii) evidence of the assignment of the Debt from the Target Companies to the Seller or an Affiliate of Seller and an assumption of the Debt by the Seller or an Affiliate of the Seller to the extent that any Debt is removed from the Target Companies at or prior to Closing.

1.2.3

Closing Payment

  Purchaser shall pay the remaining Forty-Four Million One Hundred Thousand Dollars (US $44,100,000.00) of the Purchase Price, less the amount of any Debt paid by Purchaser pursuant to Section 1.2.2 (the “Closing Payment”), on the Closing Date by wire transfer of immediately available funds to an account designated by Seller.

1.3

Excluded Assets and Liabilities

  Except as set forth in Section 1.4 with respect to the Option Assets, those assets of the Target Companies described on Annex D (collectively, including the Option Assets, the “Excluded Assets”) shall be assigned to a designated Affiliate of Seller (other than the Target Companies) (the “Seller Excluded Affiliate”) at or prior to Closing and shall be retained by such Seller Excluded Affiliate and shall not be conveyed to Purchaser hereby.  Seller acknowledges and agrees that (i) any Liabilities or obligations, including Taxes (including, without limitation, Taxes of any Target Companies related to the Seller Reorganization Transactions), relating to or arising out of the Excluded Assets whether arising prior to, on or after the Closing Date and whether known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute or contingent, and (ii) the liabilities set forth on Annex D (collectively, the Liabilities and obligations described in clauses (i) and (ii), the “Excluded Liabilities”) will be assumed by the Seller Excluded Affiliate at or prior to Closing and shall be retained by such designated Seller Excluded Affiliate and shall not be or become a Liability or obligation of the Target Companies from and after the Closing, and Purchaser and the Target Companies shall be released therefrom by Seller Excluded Affiliate and the parties hereto.

1.4

Purchase Option

1.4.1

Option Assets; Exercise

  Those rights, assets and operations of the Target Companies described on Annex E (collectively, the “Option Assets”) shall be assigned to a designated, newly-formed Affiliate of Seller (the “Seller Option Affiliate”) at or prior to Closing and shall be retained by such Seller Option Affiliate and shall not be conveyed to Purchaser hereby.  Purchaser shall have an exclusive option (“Purchase Option”), exercisable in the sole discretion of Purchaser by providing written notice received by Seller on or prior to January 31, 2015 (“Option Expiration Date”), to purchase (or cause a designated Affiliate of Purchaser to purchase) from the Seller Option Affiliate all of the rights, assets and operations set forth on Annex E (collectively, the “Option Assets”).  The date on which Seller receives Purchaser’s written notice of intent to exercise the Purchase Option shall be known as the “Option Exercise Date.”  Until the Option Expiration Date, Seller shall provide to Purchaser, not more than forty-five (45) days following the end of each calendar quarter, interim quarterly and annual financial statements with respect to the Option Assets.  For thirty (30) days following the Option Exercise Date, Seller shall provide Purchaser with reasonable access during normal business hours to the facilities, personnel, books and records of the Option Assets for the purpose of conducting due diligence in order to determine whether or not to proceed with the closing of the purchase of the Option Assets.  On or before the end of such thirty (30) day period, Purchaser shall provide Seller with a confirmatory notice, in writing, regarding whether or not Purchaser will proceed with the closing of the Option Assets on the terms and subject to the conditions herein set forth.  If Purchaser provides Seller with notice that it elects not to proceed with the closing of the purchase of Option Assets, the Purchase Option shall not be subject to further exercise by Purchaser until January 1, 2015.

1.4.2

Price of Option Assets

   The purchase price for the Option Assets shall be calculated in Pesos in accordance with the formula set forth in this Section 1.4.2  and paid in cash in U.S. dollars based on the average exchange rate of U.S. dollars to Mexican pesos for the forty-five (45) days prior to the Option Exercise Date, and determined as follows:

(a)

If the Option Exercise Date is on or before December 31, 2013, and the purchase of the Option Assets is closed on or before February 15, 2014, the purchase price for the Option Assets shall be 5.6 times a mutually agreed upon estimate of Adjusted EBITDA for 2014.

(b)

If the Option Exercise Date is after December 31, 2013 but before January 31, 2015, or if the purchase of the Option Assets is closed after February 15, 2014, the purchase price for the Option Assets shall be 6.1 times actual Adjusted EBITDA for that portion of 2014 up to and including the Option Exercise Date and a mutually agreed upon estimate of Adjusted EBITDA for the balance of 2014.

(c)

If the purchase price for the Option Assets is required to be based on a mutually agreed upon estimate of Adjusted EBITDA for all or any portion of 2014, then the parties will act in good faith to reasonably determine such amount in accordance with this Agreement.  If Purchaser shall have provided notice of its exercise of the Purchase Option prior to the Option Expiration Date and the parties are unable to mutually agreed upon an estimate of Adjusted EBITDA for all or any portion of 2014, then the parties shall use the actual Adjusted EBITDA for the applicable portion of 2014 instead of such estimate.

1.4.3

Closing of Purchase Option

  In the event that Purchaser exercises the Purchase Option, the parties shall cooperate to close the purchase of the Option Assets as soon as reasonably possible after the Option Exercise Date and in any case within forty-five (45) Days following the Option Exercise Date, using documents consistent in form and content to those documents used in the transaction contemplated by this Agreement; provided, that, in the event that the parties are unable to mutually agree upon an estimate of Adjusted EBITDA as contemplated by Section 1.4.2(c), the foregoing period shall be tolled and the parties shall cooperate to close the purchase of the Option Assets as soon as reasonably possible after the date on which actual Adjusted EBITDA for the applicable portion of 2014 is determined and in any case within forty-five (45) Days following such date.

1.5

Treatment of Option Assets

  Prior to the Option Expiration Date, Seller shall use Commercially Reasonable Efforts to cause the Seller Option Affiliate to (i) maintain the Option Assets in good and marketable condition and operate the Option Assets in good faith in accordance with Seller’s historical past practices prior to the Closing, and (ii) hold separate Seller Option Affiliate and the Option Assets from any other assets or operations of Seller or its Affiliates.  Prior to the Option Expiration Date, Seller (i) shall not, and shall not permit any of its Affiliates including Seller Option Affiliate to, directly or indirectly, assign, transfer, convey, lease or Encumber any of the Option Assets outside the Ordinary Course of Business, (ii) shall not, nor shall it permit any of its Affiliates including Seller Option Affiliate or any of its respective Affiliates and its respective Affiliates’ subsidiaries, officers, directors, managers, stockholders, partners, employees, consultants, agents, accountants, counsel, investment bankers, financial advisors or other representatives (collectively, the “Representatives”) to, directly or indirectly, solicit, initiate, facilitate, continue or encourage any Acquisition Proposal (as defined below) from any person or entity or any group of persons or entities, continue or engage in any discussion (other than informing any inquiring party that it is not currently permitted to discuss any Acquisition Proposal) or negotiations relating thereto, furnish any non-public information relating to the Option Assets to any Person or group of Persons under circumstances where it could be reasonably expected to lead to an Acquisition Proposal, or accept any Acquisition Proposal, or (iii) shall not, nor shall it permit any of its Affiliates including Seller Option Affiliate, to sell or transfer any equity without Purchaser’s prior written consent and without binding commitments reasonably satisfactory to Purchaser that the Purchase Option would remain in full force and effect notwithstanding such sale or transfer.  For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer, whether written or oral, from any person or entity or any group of persons and/or entities (other than Purchaser or its Affiliates) in connection with or relating to any direct or indirect acquisition or purchase, in one or more transactions of any kind, of the material Option Assets, Seller or the Seller Option Affiliate or any of the stock, assets or business Seller or of the Seller Option Affiliate, or any merger, consolidation, business combination or similar transaction involving Seller or the Seller Option Affiliate.

1.6

Leases for Seller-Retained Properties

  Beginning on the Closing Date, Cash & Go shall lease from the Seller Option Affiliate each of the four (4) properties that are included as part of Excluded Assets described in Section 1.3 (the “Seller-Retained Properties”), pursuant to lease agreements substantially in the form attached hereto as Exhibit C (the “Lease Agreements”).

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER,
TARGET COMPANIES AND BURKES

As an inducement to Purchaser to enter into this Agreement, each of Seller, the Target Companies and the Burkes, jointly and severally, intending that Purchaser shall rely on such representations and warranties in connection with the transactions set forth herein, represents and warrants to Purchaser, subject to and except as disclosed in the “Disclosure Schedule” attached hereto and as updated by the Seller prior to the Closing, and except as otherwise learned by the Purchaser or its agents during their due diligence conducted on or prior to the date hereof, the following matters in this Article 2 are true and accurate in all material respects and will be true and accurate in all material respects as of the Closing Date.

2.1

Capitalization.

2.1.1

Ownership Confirmed

  The authorized, issued and currently outstanding Membership Interests of Parent and the authorized, issued and currently outstanding capital stock of each of the Subsidiaries (collectively, the “Capital Stock” and, with the Membership Interests, the “Target Company Equity”), and the holders thereof, are set forth in Section 2.1 of the Disclosure Schedule.

2.1.2

Ownership

  Seller holds of record and beneficially owns, and has good and marketable title to, all of the Membership Interests, which Membership Interests are set forth next to its name in Section 2.1.2 of the Disclosure Schedule, and such Membership Interests are free and clear of any Encumbrances, restrictions on transfer (other than any restrictions under securities or similar Legal Requirements), claims, taxes, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands.  Parent holds of record and beneficially owns, and has good and marketable title to, all of the Capital Stock of each of the Subsidiaries, which Capital Stock is set forth next to Parent’s name in Section 2.1.2 of the Disclosure Schedule, and such Capital Stock is free and clear of any Encumbrances, restrictions on transfer (other than any restrictions under securities or similar Legal Requirements), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands.  The Target Company Equity has been duly authorized and validly issued and is fully paid and nonassessable.  There is no option, warrant, right, contract, call, put, or other agreement or commitment relating in any way to any Target Company Equity (other than this Agreement) and there is no voting trust, proxy, or other agreement or understanding with respect to the voting of any Target Company Equity.  None of the outstanding Target Company Equity (or any other securities of the Target Companies) was issued in violation of securities laws or any other Legal Requirement.  Except for Parent’s ownership of the Capital Stock, the Target Companies do not own or have any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or owner interest in any other business.  At Closing, Seller will transfer valid title to the Membership Interests to the Purchaser, free and clear of any and all Encumbrances whatsoever.

2.2

Authority; Binding Agreement; No Conflict.

2.2.1

Power

  Each of Seller, the Burkes and Parent has full power and authority to execute and deliver, and perform their obligations under this Agreement and to consummate the transactions contemplated hereby, including, but not limited to the execution and delivery of all documents and agreements set forth and described herein, to the Knowledge of Seller, without obtaining the consent of approval of any other Person, Governmental Authority or other entity of any kind or description whatsoever.

2.2.2

Authorization; Binding Agreement

  The execution, delivery and performance of this Agreement (and all documents set forth or described herein) by each of Seller, the Burkes and Parent has been duly authorized by all necessary action on the part of Seller, the Burkes and Parent.  This Agreement (and all documents set forth or described herein) constitutes a legal, valid and binding obligation of Seller, the Burkes and Parent, and, assuming the due authorization, execution and delivery by the other parties hereto, is enforceable in accordance with its terms, except to the extent that such validity, binding effect and enforceability may be limited by applicable Bankruptcy, reorganization, insolvency, moratorium and other Legal Requirements affecting creditors’ rights generally from time to time in effect and to general equitable principles.

2.2.3

No Conflict; Required Filings and Consents

  Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement or the related documents being executed in connection herewith will, directly or indirectly (with or without notice or lapse of time):

(a)

contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of Seller or the Target Companies, or (ii) any resolution adopted by the board of directors or the stockholders of Seller or the Target Companies; and in connection therewith, Seller hereby waives all pre-emptive or preferential rights or rights of first refusal it may have under Seller’s or the Target Companies’ Organizational Documents or applicable Legal Requirements (if any such rights exist);

(b)

contravene, conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or the related documents being executed in connection herewith or to exercise any remedy or obtain any relief under, any Legal Requirement Known to Seller or any Order Known to Seller to which Seller or the Target Companies, or any of the assets owned or used by Seller or the Target Companies, or any of the Target Company Equity, may be subject;

(c)

to the Knowledge of Seller, result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any license, permit, certification, approval, or other authorization required by a Governmental Authority that is held by Seller or the Target Companies or that otherwise relates to the business of, or any of the assets owned or used by, Seller or the Target Companies;

(d)

to the Knowledge of Seller, cause Purchaser or the Target Companies to become subject to, or to become liable for the payment of, any U.S. tax;

(e)

to the Knowledge of Seller, result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract to which Seller and/or the Target Companies is a party; or

(f)

result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Seller or the Target Companies.

2.3

Financial Statements.

(a)

Attached to Section 2.3(a) of the Disclosure Schedule are copies of (i) the unaudited consolidated balance sheet of Cash & Go, pro forma to exclude the Excluded Assets, the Excluded Liabilities and the Option Assets (the “Pro Forma Business”), as of November 30, 2011 (“November Balance Sheet”), and (ii) the unaudited consolidated income statement of the Pro Forma Business for the period from January 1, 2011, through November 30, 2011 (collectively, the “2011 Financial Statements”) which fairly present on an accrual basis of accounting in accordance with the books and records of Cash & Go consistent with past practices the consolidated financial position and results of operations of the Pro Forma Business, as of the respective dates of the 2011 Financial Statements and for each of the period then ended (subject, in the case of unaudited interim financial statements, to normal, recurring adjustments including year-end audit adjustments).  The 2011 Financial Statements, accurately reflect all Liabilities of the Target Companies Known to Seller as of November 30, 2011.

(b)

Attached to Section 2.3(b) of the Disclosure Schedule are copies of (i) the audited consolidated balance sheets of Cash & Go as of December 31, 2009 and December 31, 2010, and (ii) the audited consolidated income statements of Cash & Go for the years ended December 31, 2009 and 2010 (collectively, the “Prior Years’ Financial Statements” and together with the 2011 Financial Statements, the “Financial Statements”) which fairly present in accordance with the standards set forth in the auditor’s letter of Ernst & Young related to such Financial Statements, as applicable, the consolidated financial position and results of operations of the Target Companies, as of the respective dates of the Prior Years’ Financial Statements and for each of the respective periods then ended.

2.4

Distributions

  Except for reimbursements in the Ordinary Course of Business, during the period commencing on October 15, 2011, the date specified in that certain Letter of Intent between Purchaser and an Affiliate of Seller regarding the transactions that are the subject of this Agreement, and continuing up to and including the Effective Date, none of the Target Companies have made any distribution of any nature, whether in the form of compensation, dividends, bonus payments, or other form of distribution, to the Burkes, any family member of the Burkes, any entity or organization owned by the Burkes or their family members, or any other Person, except (i) for required interest payments due under the Target Companies Notes, which totaled, in the aggregate, a maximum of One Hundred Seventy-Five Thousand Dollars (US $175,000.00), and (ii) payment of a portion of outstanding principal of the Target Companies Notes as expressly set forth on Section 2.4 of the Disclosure Schedule to facilitate the Seller Reorganization Transactions (i.e. CNGLH purchase of four parcels of land, BCSPH purchase of Baja assets and related taxes).

2.5

Undisclosed Liabilities

  To the Knowledge of Seller the Target Companies have no Liabilities, except for Liabilities (i) adequately reflected or reserved against on the November Balance Sheet or (ii) incurred since the November balance sheet in the Ordinary Course of Business consistent with past practices.

2.6

Compliance with Legal Requirements

  To the Knowledge of Seller, the Target Companies have not been and are not currently in material violation of any federal or state Legal Requirement applicable to the Target Companies or by which the Target Companies or any of their rights, assets or properties is bound, and the Target Companies hold the state and federal licenses, permits, certifications, approvals, and other authorizations set forth in Section 2.6 of the Disclosure Schedule.  To the Knowledge of Seller, none of the Target Companies is currently subject to any fine, penalty, or Liability as the result of a failure to comply with any federal or state Legal Requirement, and the Target Companies have not received any notice of such noncompliance.

2.7

Tax Matters.

2.7.1

Taxes Paid or Accrued

  To the Knowledge of Seller, all Taxes owed by Seller or the Target Companies or relating to the business or assets of Seller or the Target Companies (whether or not shown on any Tax Return) have been paid or, in the case of current Taxes not yet due or payable, are duly provided for in the November Balance Sheet.  Such Taxes that become due prior to the Closing shall be paid prior to Closing at Seller’s or the Target Companies’ expense, and any unpaid Taxes accrued prior to Closing but not yet due shall not be in an amount that is material, individually or in the aggregate, to Seller or the Target Companies.

2.7.2

Provisions for Unpaid Taxes

  To the Knowledge of Seller, the provisions for Taxes due by the Target Companies (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the November Balance Sheet are sufficient for all unpaid Taxes, whether or not disputed, of the Target Companies as of November 30, 2011.  As of the Closing Date, such provisions for Taxes, as adjusted for the passage of time through the Closing Date, will be sufficient for the then-unpaid Taxes of the Target Companies.

2.7.3

Tax Returns

  To the Knowledge of Seller, the Target Companies have filed or caused to be filed (on a timely basis, subject to any permissible extensions, since its formation) all Tax Returns that are or were required to be filed by the Target Companies pursuant to applicable Legal Requirements.  Purchaser agrees not to reopen any tax years not brought to their attention by the Governmental Authorities unless required by Legal Requirements.

2.7.4

Audits

  To the Knowledge of Seller, there are no audits, investigations or other Proceedings threatened or pending by any Tax Authority related to any Tax.

2.7.5

Tax Status

  Parent is currently treated as a partnership for U.S. Federal Income Tax purposes.

2.8

Property; Contracts.

2.8.1

Leased Property

  Section 2.8.1 of the Disclosure Schedule lists all real property leased or subleased to or by the Target Companies, and has correct and complete copies of such leases and subleases attached thereto (all of the foregoing are collectively called the “Leases”).  To the Knowledge of Seller, each Lease is legal, valid, binding, enforceable and in full force and effect.

2.8.2

Personal Property

  The Target Companies have good title to their items of personal property free and clear of all Encumbrances.  All tangible personal property of the Target Companies other than Inventory is in good working order, operating condition and state of repair, ordinary wear and tear excepted.  Section 2.8.2 of the Disclosure Schedule lists each lease or other agreement or understanding (including all amendments) under which any tangible personal property other than Inventory having a cost or aggregate capital lease obligations in excess of Ten Thousand Dollars (US $10,000.00) is held or used (indicating for each lease (i) a description of the property leased thereunder, including location, (ii) the term thereof and a description of any available renewal periods, (iii) the rental and other material payment terms, (iv) the owner of the property subject to such equipment lease and (v) whether any consents are required under such lease in connection with the transactions contemplated by this Agreement).  The personal property of the Target Companies shall include, without limitation, all personal property of the Target Companies as of November 30, 2011, save and except items written off or disposed of in Ordinary Course of Business.

2.8.3

Contracts

  Section 2.8.3 of the Disclosure Schedule lists all Material Contracts.  Correct and complete copies of all Material Contracts have been provided to or made available to the Purchaser.

2.9

Pawn Inventory

  To the Knowledge of Seller, the Pawn Inventory is suitable and usable for its intended purpose as collateral in the Ordinary Course of Business, and the Pawn Inventory balances shown on the Financial Statements (rather than in any notes thereto) are presented on a cost basis in accordance with the past custom and practice of the Target Companies.  Since the Effective Date, no Pawn Inventory has been sold or disposed of except through redemptions by customers, or sales or write-offs in the Ordinary Course of Business, consistent with past practices.

2.10

Consigned Inventory

  To the Knowledge of Seller, all Consigned Inventory is salable in the Ordinary Course of Business.  The Target Companies’ internal records accurately identify Consigned Inventory as separate from Inventory.  The November Balance Sheet shows the total cost basis of the Inventory and the Consigned Inventory in all material respects.  Since the Effective Date, no Consigned Inventory has been sold or disposed of except through redemptions by customers, or sales or write-offs in the Ordinary Course of Business, consistent with past practices.

2.11

Sufficiency of Assets

  Notwithstanding the Excluded Assets, the assets, rights, properties and equipment of the Target Companies, together with the Lease Agreements, are sufficient to operate Cash & Go’s business in substantially the same manner historically operated by Seller and Parent.

2.12

Books and Records

  To the Knowledge of Seller, complete copies of the minute books (containing the records of meetings of stockholders, members and/or the board of directors), and the stock/membership record books of the Target Companies through the Effective Date have been provided to Purchaser.  To the Knowledge of Seller, Section 2.12 of the Disclosure Schedule lists all material recurring obligations of the Target Companies.

2.13

Proceedings and Litigation

  There is no Proceeding or litigation pending against the Target Companies, or to the Knowledge of Seller, threatened against the Target Companies.

2.14

Intellectual Property

  The only material trademark used by the Target Companies to identify itself is “Cash & Go,” or a derivative thereof, which is owned by Parent and a registered trademark of Parent in Mexico, but not in the United States.  Seller has no Knowledge that any other Person is infringing on the “Cash & Go” name.

2.15

Employee Matters

  To the Knowledge of Seller, the Target Companies and/or their affiliated employee leasing company, Cash America S.A. de C.V., provide the payments and benefits to all employees as required by Legal Requirements.  Seller advises Purchaser that if Purchaser moves employees to a new company after Closing, Seller has no Knowledge of the effects upon employees’ salaries or benefits, including acceleration thereof, and advises Purchaser to consider such possibility.

2.16

No Material Adverse Effect

  Since January 1, 2011, the Target Companies have conducted their business in the Ordinary Course of Business and there has not been a Target Company Material Adverse Effect.

2.17

Parent and All Access

  Except for its respective ownership of capital stock in Cash & Go and as set forth on Section 2.17 of the Disclosure Schedule, as of the Closing Date neither Parent nor All Access (i) conducts any business or other operations, (ii) holds any right, title or interest (ownership, leasehold or otherwise) in any assets, including, without limitation, any real property or any personal property (tangible or intangible), (iii) is party to or subject to any contract, agreement or similar arrangement, written or verbal, (iv) owns any capital stock or other interest in any other person, or (v) is subject to any Liability, indebtedness, commitment, lien, claim, encumbrance or obligation, whether known, unknown, fixed, contingent or otherwise.  Seller has made available to Purchaser as of the date hereof true and correct copies of all federal and state tax returns filed by or on behalf of each of Parent and All Access in respect of any of the preceding three (3) fiscal years.  Other than to the extent included in the tax returns of Parent and All Access, no audited or unaudited balance sheets or income statements have been prepared in respect of either Parent or All Access.

2.18

Seller Reorganization Transactions

  Except with respect to the reorganization transactions undertaken by Seller, all of which are expressly set forth on Section 2.18 of the Disclosure Schedule (collectively, the “Seller Reorganization Transactions”), since December 31, 2010, each of Seller, Parent and All Access has been operated in the Ordinary Course of Business.  Seller has made available to Purchaser as of the date hereof true and correct copies all contracts, agreements, documents and instruments executed or entered by Seller or any Affiliate of Seller (including any of the Target Companies) in connection with the Seller Reorganization Transactions.

2.19

Transaction Costs

  No finder, broker, agent or similar intermediary, or legal counsel, accounting firm or any similar advisor, has acted for or on behalf of any Target Company since January 1, 2011 in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby.  No fees or disbursements have been, are or shall be payable by any Target Company to any finder, broker, agent or similar intermediary, or any legal counsel, accounting firm or similar advisor of Seller, Burkes or R. Burke in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement, Purchaser represents and warrants to Seller as follows, intending that Seller shall rely on such representations and warranties in connection with the transactions set forth herein:

3.1

Organization of Purchaser

  Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the United States.  Purchaser has all requisite company power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

3.2

Authority; Binding Agreement

3.2.1

Power

  Purchaser has full power and authority to execute and deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, including, but not limited to the execution and delivery of all documents and agreements set forth and described herein, without obtaining the consent or approval of any other Person, governmental authority or other entity of any kind or description.  To the Knowledge of Purchaser, there are no filings, consents or approvals necessary on the part of Purchaser, Seller or the Target Companies which are necessary in order to consummate the transactions contemplated by this Agreement.

3.2.2

Authorization; Binding Agreement

  The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary action on the part of Purchaser.  Each of this Agreement and the Note is a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except to the extent that such validity, binding effect and enforceability may be limited by applicable Bankruptcy, reorganization, insolvency, moratorium and other Legal Requirements affecting creditors’ rights generally from time to time in effect and to general equitable principles.

3.2.3

Financial Ability

  Purchaser has the financial ability to pay the Purchase Price in the manner provided in this Agreement.

3.3

Due Diligence

  Purchaser represents that it has conducted its own due diligence concerning the Target Companies, their books, records and Financial Statements, and that Purchaser is not relying on any written or unwritten representations from or about the Target Companies or from Seller except those specifically made by Seller in this Agreement, including the exhibits, annexes and Disclosure Schedule.

3.4

Post-Closing Covenants of Purchaser

3.4.1

Maintain Records

  Purchaser will maintain all books and records of the Target Companies until all the indemnification obligations under Article 9 have ended.

ARTICLE 4
ACTIONS PRIOR TO CLOSING

The parties covenant and agree to take the following actions between the Effective Date and the Closing Date:

4.1

Consents

  Each party will use its good faith efforts to obtain as soon as is practicable such consents and approvals of, or waivers by, and make such filings with, all third parties and governmental authorities set forth on Annex F.

4.2

Conduct of Business Pending Closing

  Seller agrees that after the date of this Agreement and pending the Closing, and except as otherwise consented to or approved by Purchaser in writing (which consent or approval shall not unreasonably be conditioned or withheld and which consent (or disapproval) shall be timely given), or except as otherwise provided herein, Seller shall cause the following covenants to be satisfied:

4.2.1

Normal Course

  The Target Companies shall use Commercially Reasonable Efforts to carry on their business in the Ordinary Course of Business and substantially in the same manner as heretofore conducted, including without limitation making loans to customers in accordance with the Target Companies’ past practices.

4.2.2

Preserve Business

  The Target Companies shall use Commercially Reasonable Efforts to preserve their organization intact, to retain their present employees and to preserve the goodwill of the Target Companies’ suppliers, customers and others having business relations with the Target Companies, including, but not limited to, payment of all obligations to trade creditors consistent with the Target Companies’ past practices.

4.2.3

Comply with Legal Requirements and Obligations

  The Target Companies shall use Commercially Reasonable Efforts to perform all their material obligations under agreements, including lease agreements, relating to or affecting the assets, properties and rights of the Target Companies and comply with all Legal Requirements within Knowledge of Seller which if violated might reasonably result in a Target Company Material Adverse Effect.

4.3

Maintain and Protect Assets

  Seller shall cause the Target Companies to continue all normal and customary repairs, servicing, replacement, and upkeep of its equipment, properties and facilities, so as to maintain such equipment, properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted.

4.4

Restrictions on Activities

  Seller shall ensure that the Target Companies shall not:

4.4.1

Amendments

  Amend their Organizational Documents in any way, or amend any Material Contract in such a way that would have a Target Company Material Adverse Effect on the transactions contemplated by this Agreement.

4.4.2

Capital Stock

  Issue or sell any Target Company Equity or any securities convertible into or exchangeable for any such Target Company Equity or any options, warrants or other rights calling for or permitting the issuance, transfer, sale or delivery of any such Target Company Equity or securities, or otherwise enter into any arrangement or contract with respect to any such Target Company Equity or securities or make any other changes in its capital structure.

4.4.3

Merger

  Merge or consolidate or agree to a merger or consolidation with or into any corporation or other entity;

4.4.4

Borrowings

  Borrow or agree to borrow any funds or incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to the operation of the business of the Target Companies, including without limitation indebtedness for money borrowed or purchase money indebtedness, except obligations and liabilities incurred in the Ordinary Course of Business and not exceeding Twenty-Five Thousand Dollars (US $25,000.00), except as consented to or approved by Purchaser in writing or pursuant to the Seller Reorganization Transactions;

4.4.5

Discharge of Other Parties

  Pay, discharge or satisfy any claim, liability or obligation relating to the Target Companies, other than the payment, discharge or satisfaction of any claim, liability or obligation in the Ordinary Course of Business or pursuant to the Seller Reorganization Transactions; (including costs and expenses related to this transaction;

4.4.6

Liens

  Permit or allow any of the properties or assets of the Target Companies to be subject to any Encumbrance of any kind, or sell, assign, lease, transfer or otherwise dispose of any such properties or assets, except, in each case, in the Ordinary Course of Business;

4.4.7

Inventory and Consigned Inventory

  Make sales of Pawn Inventory or Consigned Inventory other than in the Ordinary Course of Business and consistent with the historical practices of the Target Companies, or write down or up the value of the Pawn Inventory or Consigned Inventory of the Target Companies, except for write-downs, write-ups and write-offs in the Ordinary Course of Business;

4.4.8

Compensation

  Except in the Ordinary Course of Business, or expressly set forth in Section 4.12 or as required by Legal Requirements, adopt or amend any compensation plan, or grant, or become obligated to grant, any general increase in the compensation of officers or employees of the Target Companies (including any such increase pursuant to any compensation plan) or any increase in the compensation payable or to become payable to any such officer, employee, consultant or agent, make any change in any compensation plan or other employee welfare or benefit arrangement except pursuant to existing compensation plans or enter into any employment or similar agreement or arrangement (excluding immaterial oral agreements or arrangements) with any employee of the Target Companies;

4.4.9

Capital Expenditures

  Make any capital expenditure or enter into any contract or commitment therefor or incur or agree to incur any liability therefor, relating to the Target Companies, except in the Ordinary Course of Business or to replace a capital item that fails to operate properly, or if such expenditure or commitment does not exceed Ten Thousand Dollars (US $10,000.00);

4.4.10

Additional Employees

  Hire additional employees except in the Ordinary Course of Business;

4.4.11

Accounting Methods

  Make any material change in accounting methods, except for improvements and corrections thereto that have been discussed with Purchaser during their due diligence;

4.4.12

Waiver of Contract Rights

  Waive any material right under any Material Contract or terminate or fail to renew any Material Contract, if any such waiver or termination would have a Target Company Material Adverse Effect; or

4.4.13

Encumbrance of Assets

  Encumber any of the Target Companies’ assets.

4.5

Distributions

  Notwithstanding any other provision of this Agreement, except for reimbursements in the Ordinary Course of Business and as provided in this Agreement, the Target Companies shall not make any distribution of any nature, whether in the form of compensation, dividends, bonus payments, or other form of distribution, to the Burkes, any family member of the Burkes, any entity or organization owned by the Burkes or their family members, or any other Person, except for (i) for required interest payments due under the Target Companies Notes, which totaled, in the aggregate, a maximum of One Hundred Seventy-Five Thousand Dollars (US $175,000.00), and (ii) payment of a portion of outstanding principal of the Target Companies Notes as expressly set forth on Section 2.4 of the Disclosure Schedule to facilitate transaction related restructuring (i.e. CNGLH purchase of four parcels of land, BCSPH purchase of Baja assets and related taxes) pursuant to the Seller Reorganization Transactions.

4.6

Disclosure Schedule Update

  From and after the Effective Date until the Closing Date, Seller shall promptly notify Purchaser, by written update to the Disclosure Schedule, of the occurrence or non-occurrence of any event which would be likely to cause any representation to not be true as of the Closing.

4.7

Access and Due Diligence Investigation

  Purchaser acknowledges that Seller has, and has caused the Target Companies and their Representatives to, (i) afford Purchaser and its Representatives and prospective lenders and their Representatives (collectively, “Purchaser’s Advisors”) full and free access to the Target Companies’ personnel, properties, books and records, and other documents and data, (ii) afford Purchaser and Purchaser’s Advisors full and free access to all suppliers, customers, landlords, creditors and others having any business relationship with the Target Companies, (iii) furnish Purchaser and Purchaser’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Purchaser have requested, and (iv) furnish Purchaser and Purchaser’s Advisors with such additional financial, operating, and other data and information as Purchaser has requested.

4.8

No Negotiation

  Until such time, if any, as this Agreement is terminated pursuant to Article 7, Seller will not, and will cause the Target Companies’ directors not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, or enter any agreement or arrangement with, any Person (other than Purchaser) relating to any transaction involving the sale of the business or assets of the Target Companies, or any of the capital stock of the Target Companies, or any merger, consolidation, business combination, or similar transaction involving the Target Companies.

4.9

Reasonable Efforts

  All parties will use Commercially Reasonable Efforts and cooperate with the other parties to cause the conditions to Closing to be satisfied.

4.10

Store Activity Reports

  From the Effective Date to the Closing, Seller shall provide to Purchaser a daily activity report (for the day prior) for each of the Target Companies’ stores (the “Store Activity Reports”).  The Store Activity Reports shall list the daily activities of each individual store, including pawn loans and Pawn Inventory balances.  Purchaser shall have the right to verify the Store Activity Reports, by a physical examination of the actual items of Pawn Inventory and Consigned Inventory.  From and after January 1, 2012 through the Closing, Seller represents, warrants and agrees that there shall be no wholesaling or scrapping of jewelry, and only normal retail of Pawn Inventory has occurred and shall be permitted.

4.11

Disregarded Entity Status

  Prior to Closing, Seller shall make no election contrary to disregarded entity status and shall take no position to the contrary to disregarded entity status on any Tax Return.

ARTICLE 5
CONDITIONS TO CLOSING

5.1

Conditions to Obligations of Seller

  The obligations of Seller to consummate the transactions provided for in this Agreement are subject to the fulfillment or written waiver, on or prior to the Closing Date, of each of the following conditions:

5.1.1

Covenants; Representations

  Purchaser shall have performed all agreements and covenants required hereby to be performed by it prior to or on the Closing Date, shall have paid the Purchase Price as described in Section 1.2 and made all deliveries at Closing required of Purchaser by this Agreement, and all representations and warranties of Purchaser shall continue to be true and correct as of the Closing Date.

5.1.2

Consents

  All consents, approvals and waivers from Governmental Authorities and other Persons Known to Purchaser necessary to permit the transactions contemplated by this Agreement as set forth on Annex F shall have been obtained.

5.1.3

Authorization from Purchaser

  Purchaser shall have taken all actions necessary in connection with the approval and authorization of the transactions contemplated hereby and all certificates, agreements, instruments and documents mentioned herein or incident to any such transaction contemplated hereunder.

5.1.4

Purchaser Note

  Purchaser shall deliver to Seller the Purchaser Note, duly executed by Purchaser.

5.1.5

Lease Agreements

  Purchaser shall deliver to Seller the Lease Agreements, duly executed by Cash & Go.

5.2

Conditions to Obligations of Purchaser

  The obligations of Purchaser to consummate the transactions provided for in this Agreement are subject, in the reasonable judgment of Purchaser, to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions:

5.2.1

Membership Interest Assignment

  Seller shall deliver to Purchaser an assignment of the Membership Interests in the Target Companies conveyed by Seller, free and clear of any Encumbrances duly executed by Seller.

5.2.2

Required Consents

  The consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Authorities necessary to permit the transactions contemplated by this Agreement as set forth on Annex F shall have been obtained.  Annex F lists the Persons whose consent the parties have identified as being required prior to Closing (the “Required Consents”).  Seller shall deliver to Purchaser a duly executed copy of each Required Consent.

5.2.3

Resignation of Target Companies’ Directors and Officers

  Each member of the Target Companies’ board of directors and all of the Target Companies’ officers shall have delivered a written resignation and release to Purchaser providing their irrevocable resignation of their respective offices with the Target Companies in writing, signed in original and effective as of the Closing Date, substantially in the form attached hereto as Exhibit D.

5.2.4

Assignment and Assumption Agreements

  Seller shall deliver to Purchaser a copy of assignment and assumption agreements, with respect to the Excluded Assets, the Excluded Liabilities and the Option Assets.

5.2.5

License Agreement

  Seller and Purchaser shall have entered into a license agreement (the “License Agreement”), substantially in the form attached hereto as Exhibit E.

5.2.6

Employee Leasing Agreement

  That certain Employee Leasing Agreement, dated January 9, 2009, between Cash America S.A. DE C.V. (“Seller Employment Affiliate”) and Cash & Go (“Employee Leasing Agreement”) shall remain in full force and effect.

5.2.7

Authorization from Seller

  Seller shall have provided to Purchaser documentation sufficient to evidence Seller’s express waiver to any preferential right or right of first refusal to acquire the Target Company Equity that the Target Companies’ Organizational Documents and/or applicable Legal Requirements might accord Seller.

5.2.8

No Material Adverse Effect

  There shall not have been any Target Company Material Adverse Effect since the Effective Date.

5.2.9

Covenants; Representations

  Seller shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date, shall have made all deliveries at Closing required of Seller by this Agreement, and all representations and warranties of Seller herein as of the date hereof shall continue to be true and correct as of the Closing Date, with the exception of changes occurring in the Ordinary Course of Business or in accordance with Seller’s covenants under Article 4 hereof.

ARTICLE 6
THE CLOSING

6.1

Closing Date

  The parties intend for the closing of the transactions contemplated by this Agreement (“Closing”) to take place at 10:00 a.m. CST on January 10, 2012, at the offices of Purchaser, 690 East Lamar Blvd., Suite 400, Arlington, TX  76011, or on such other date and at such other place as the parties mutually may agree in writing.  TIME IS OF THE ESSENCE OF THIS AGREEMENT.  All conditions set forth in Article 5 must be satisfied or waived by the Closing Date (excluding conditions that, by their terms, cannot be satisfied until the Closing Date).  Any condition to Closing may be waived only in writing by the party for whose benefit such condition is included, provided however that any condition not waived in writing shall be deemed waived at the time the Closing actually occurs.  The Closing shall take place by exchange of documents electronically, via overnight courier, facsimile, or messenger or at such physical location as is mutually agreeable to the parties.  The actual date and time on which the Closing takes place shall be known as the “Closing Date.”

6.2

Seller’s Closing Deliveries

  At the Closing and subject to the terms and conditions contained in this Agreement, Seller shall deliver or cause to be delivered to Purchaser the following:

6.2.1

A certification of the entries in the Target Companies’ record books evidencing the conveyance of the Target Company Equity to Purchaser free and clear of any Encumbrances (provided, however, that the certificates issued to Purchaser may have restrictions noted thereon as required by Legal Requirements, including any applicable securities laws).

6.2.2

Documents required by Section 5.2.

6.3

Purchaser’s Closing Deliveries

  At the Closing and subject to the terms and conditions contained in this Agreement, Purchaser shall deliver or cause to be delivered to Seller the following:

6.3.1

The Closing Payment, in accordance with Section 1.2.3.

6.3.2

Documents required by Section 5.1.

6.4

Simultaneous Deliveries and Action

  All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or the relevant parties have agreed to waive such delivery or action.  If the Closing does not occur, any delivery made or other action taken in anticipation of the Closing shall be deemed not to have occurred and be without force or effect.

ARTICLE 7
TERMINATION

7.1

Termination

  This Agreement may be terminated at any time prior to the Closing as follows:

(a)

by Purchaser or Seller if any court of competent jurisdiction or Governmental Authority issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree or ruling has not been stayed or rescinded within fifteen (15) days of issuance;

(b)

by Purchaser, if, Seller, the Burkes or the Target Companies have breached any of their representations, warranties, covenants or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the Effective Date (in either case, a “Seller Terminating Breach” ), and such breach (i) would give rise to the failure of a condition set forth in Section 5.2, and (ii) is incapable of being cured or has not been cured within thirty (30) Days after the breaching party receives written notice of such breach;

(c)

by Seller, if Purchaser has breached any of its representations, warranties, covenants or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the Effective Date (in either case, a “Purchaser Terminating Breach”) ), and such breach (i) would give rise to the failure of a condition set forth in Section 5.1, and (ii) is incapable of being cured or has not been cured within thirty (30) Days after Purchaser receives written notice of such breach;

(d)

by Purchaser, if any of the conditions set forth in Section 5.2 have not been fulfilled by the Closing Date, or if it becomes certain that any of such conditions will not be fulfilled by January 31, 2012;

(e)

by Seller, if any of the conditions set forth in Section 5.1 have not been, or if it becomes certain that any of such conditions will not be, fulfilled by January 31, 2012;

(f)

at any time with the mutual written consent of Purchaser and Seller.

7.2

Effect of Termination

  If this Agreement is terminated as provided in this Article 7, this Agreement shall forthwith become void and have no effect, without liability on the part of any party, its directors, officers or stockholders, provided, however, that nothing contained in this Agreement shall relieve any party from Liability for any breach of this Agreement occurring before such termination.

ARTICLE 8
ACTIONS AND OBLIGATIONS AFTER CLOSING

8.1

Further Assurances

  On and after the Closing Date, each party shall take all appropriate action, use Commercially Reasonable Efforts, and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.  Seller will cooperate with the Purchaser after the Closing Date to terminate any outstanding powers of attorney issued by the Target Companies and to transfer signatory authority over any bank accounts of the Target Companies to individuals designated by Purchaser.  Purchaser will cooperate with Seller after the Closing Date to separate the Baja Stores (the Option Assets) from the Cash & Go stores on the Target Companies’ POS system (Compupawn) within ten (10) days following the Closing Date.

8.2

Transfer Tax

  In the event any U.S. Governmental Authority imposes any Tax on the sale of the Membership Interests to Purchaser pursuant to this Agreement, Seller shall pay any such Tax.  In the event any Mexican Governmental Authority imposes any Tax on the sale of the Membership Interests to Purchaser pursuant to this Agreement (the “Mexican Transaction Tax” ), Purchaser and Seller shall each pay 50% of any such Mexican Transaction Tax subject to the following: (i) Seller shall reimburse Purchaser for the full amount of any reduction of Seller’s U.S. Taxes as a result of any Mexican Transaction Tax paid by Purchaser or the Target Companies (the “US Tax Benefit”), (ii) the amount of the Mexican Transaction Tax shall be reduced by the U.S Tax Benefit in the circumstance described in clause (i) above (the Mexican Transaction Tax, as so reduced by the US Tax Benefit, “Net Mexican Transaction Tax”), and (iii) Seller’s 50% portion of the Net Mexican Transaction Tax shall not exceed Two Million Five Hundred Thousand Dollars (US$2,500,000) in the aggregate.  Other than as set forth in this Section 8.2, Seller shall have no further obligation to pay any Mexican Transaction Tax.  Seller shall retain the right to any U.S. Tax Benefit accruing to Seller or its Affiliates from any payment to Purchaser described in this Section 8.2.  In the event either party is required to pay any Tax referenced in this Section 8.2 by reason of the other party’s failure to make such payment, such other party shall promptly reimburse the party therefor.  For the avoidance of doubt, the foregoing shall not apply in respect of the Seller Reorganization Transactions or the transactions in respect of the Excluded Assets and Excluded Liabilities, for which Seller agrees to satisfy or reimburse Purchaser or the Target Companies for any U.S. or Mexico Tax related in any way to any and all of such transactions.

8.3

Tax Audits

  In the event either Seller or Purchaser are notified that the Target Companies are the subject of any audit or other inquiry from any Tax Authority, such party will, to the extent legally permissible, notify the other party of such audit or inquiry and from time to time will notify such other party of the status of any such audit, and will reasonably cooperate with the other in resolving such audit.

8.4

Seller and Burkes Covenants

  Each of Seller, the Burkes and R. Burke agrees that, for a period of five (5) years, commencing on the Closing Date (the “Seller Restricted Period”), such Seller, the Burkes and R. Burke will not, and shall cause their respective Affiliates to not, directly or indirectly, own, open, manage, operate, act as an officer, director, consultant, advisor, independent contractor, shareholder, partner, lender, agent, owner or principal of or become employed in a Pawnshop business whose retail stores are physically located within the United States or Mexico (the “Seller Restricted Territory”).  It shall not be a violation of this covenant for Seller to: (i) reside or do business (other than as prohibited in this Section) in the Seller Restricted Territory during the Seller Restricted Period, (ii) own not more than three percent (3%) in the aggregate of the stock of any private entity or entity actively trading its securities in any domestic or foreign market, regardless of whether such entity directly, or through an Affiliate, subsidiary, or related company, owns or operates a Pawnshop whose retail stores are physically located in the Restricted Territory, or (iii) engage in business activity by remote means, including, without limitation, by use of telephone, cellular telephone, pager, Blackberry, smartphone or similar device, PDA, internet, facsimile, and email, even if such business activity concerns Pawnshops, provided such business activity is not performed for or on behalf of any person or company that owns or operates a Pawnshop whose retail stores are physically located within the Seller Restricted Territory during the Seller Restricted Period.  In addition, Seller, the Burkes and R. Burke agree not to, and to cause their respective Affiliates not to, Knowingly solicit customers or Knowingly recruit employees of the Target Companies or Purchaser within the Seller Restricted Territory during the Seller Restricted Period.  Notwithstanding anything to the contrary in this Section 8.4, the foregoing shall not prohibit (i) engaging in general advertising by any means, including radio, television, internet or print, for employees or customers with respect to the activities set forth on Annex G, (ii) hiring, recruiting or soliciting for employment any employees of the Target Companies which Purchaser has notified either Seller or the employee that their employment has been terminated, or (iii) engaging in the activities set forth on Annex G.  Should any provision of this Section 8.4 be determined by a court or arbitration tribunal to be unreasonable and/or unenforceable, such provisions shall be reformed by said court or arbitration tribunal so as to afford Target Companies, Purchaser and/or their respective successor(s), the maximum protection deemed reasonable and enforceable under the law.  Seller unconditionally represents and warrants to Purchaser that the restrictions in this Section 8.4 are reasonable and necessary to protect the goodwill and business interests of the Target Companies and Purchaser.  Seller agrees not to challenge the enforceability of this Section within the Seller Restricted Territory within the Seller Restricted Period.  Seller acknowledges that Purchaser is entering into this Agreement in reliance upon the foregoing representation and warranty of Seller.

8.5

Purchaser Covenants

  Purchaser agrees that, for the period commencing on the Closing Date and ending upon the earlier of (i) the Option Expiration Date, or (ii) Seller’s receipt of Purchaser’s written waiver of the Purchase Option (the “Purchaser Restricted Period”), Purchaser will not, directly or indirectly, own, open, manage, operate, act as an officer, director, paid consultant, paid advisor, independent contractor, shareholder, partner, lender, agent, owner or principal of or become employed in a Pawnshop business whose retail stores are physically located within the State of Baja California Sur, Mexico (the “Purchaser Restricted Territory”).  It shall not be a violation of this covenant for Purchaser to: (i) reside or do business (other than as prohibited in this Section) in the Restricted Territory during the Restricted Period, (ii) own not more than three percent (3%) in the aggregate of the stock of any private entity or entity actively trading its securities in any domestic or foreign market, regardless of whether such entity directly, or through an Affiliate, subsidiary, or related company, owns or operates a Pawnshop whose retail stores are physically located in the Restricted Territory, or (iii) engage in business activity by remote means, including, without limitation, by use of telephone, cellular telephone, pager, Blackberry, smartphone or similar device, PDA, internet, facsimile, and email, even if such business activity concerns Pawnshops, provided such business activity is not performed for or on behalf of any person or company that owns or operates a Pawnshop whose retail stores are physically located within the Purchaser Restricted Territory during the Purchaser Restricted Period.  In addition, Purchaser agrees not to Knowingly solicit customers or Knowingly recruit employees of Seller within the Purchaser Restricted Territory during the Purchaser Restricted Period.  The foregoing shall not prohibit general advertising by any means, including radio, television, internet or print, for employees or customers.  Should any provision of this Section 8.5 be determined by a court or arbitration tribunal to be unreasonable and/or unenforceable, such provisions shall be reformed by said court or arbitration tribunal so as to afford Seller and/or its respective successor(s), the maximum protection deemed reasonable and enforceable under the law.  Purchaser unconditionally represents and warrants to Seller that the restrictions in this Section 8.5 are reasonable and necessary to protect the goodwill and business interests of Seller.  Purchaser agrees not to challenge the enforceability of this Section within the Purchaser Restricted Territory within the Purchaser Restricted Period.  Purchaser acknowledges that Seller is entering into this Agreement in reliance upon the foregoing representation and warranty of Purchaser.

8.6

Transition Services

  Seller agrees that, for the period commencing on the Closing Date and ending 180 Days following the Closing Date, Seller shall provide transition services to the Purchaser.  Seller shall be responsible for and pay all salary, employee benefit costs and other expenses in connection with such transition services provided by Craig Stamps, Jorge Parga and Martha Valdez, except that Purchaser shall be responsible for and pay any reasonable, documented travel and similar business expenses incurred in connection with such transition services.  The transition services shall consist of the items described below and be performed by the following individuals and during the following time periods:

(a)

for the services of Jorge Parga, up to 100% of his working time during the forty-five (45) Day period immediately following the Closing Date, and up to 50% of his working time during the next forty-five (45) Day period thereafter, and up to 25% of his working time for the next ninety (90) Day period thereafter;

(b)

for the services of Craig Stamps, up to 25% of his working time for the 180 Days immediately following the Closing Date;

(c)

services of Seller personnel as may be reasonably required to conduct and complete an audit by Cash & Go’s third-party auditor with respect to the consolidated balance sheet of Cash & Go as of December 31, 2011, and consolidated income statements of Cash & Go for the year ended December 31, 2011;

(d)

services of Seller personnel as may be reasonably required to prepare and file, subject to Purchaser’s right of prior review, comment approval, any applicable state of federal tax returns for any of the Target Companies for the year ended December 31, 2011; and

(e)

accounting and administrative support from Martha Valdez, or an equivalent person(s), as needed for sixty (60) Days immediately following the Closing Date.

8.7

Employee Transition

(a)

The parties agree that a transition period shall apply for a period of following the Closing not to exceed sixty (60) days, subject to such earlier termination as may be requested by Purchaser, in its sole discretion, on at least three (3) days’ prior written notice (the “Employee Transition Period”) during which employees historically used in the operation of the Target Companies’ business (the “Cash & Go Employees”)  shall remain employed by Seller Employment Affiliate.  During the Employee Transition Period, the Cash & Go Employees shall remain employees of Seller Employment  Affiliate and shall be made available to the Pro Forma Business on the terms of the Employee Leasing Agreement.  Notwithstanding anything to the contrary contained in the Employee Leasing Agreement, Seller Employment Affiliate shall be directly responsible for all payroll, employee benefit and other costs and expenses incurred in connection with its obligations under this Section 8.7, and in consideration thereof Purchaser shall pay to Seller Employment Affiliate amounts, monthly in Pesos, as reflect the reasonable, documented out of pocket costs of Seller Employment Affiliate therefor, plus three and one-half percent (3.5%), to be increased to 7 percent  after the Employee Transition Period.

(b)

Subject to the application of Purchaser’s or its applicable Affiliate’s normal pre-hire employee screening processes, at or prior to the end of the Employee Transition Period, Purchaser shall, or shall, without further consideration therefor, cause one or more of its Affiliates to, make offers of employment to all of the then-current Cash & Go Employees and all such Cash & Go Employees who accept such offers (collectively, the “Continuing Employees”) shall be terminated as employees of Seller Employment Affiliate and transferred to and become employees of Purchaser or its applicable Affiliate.  Purchaser and Seller shall use, and cause Purchaser’s Affiliates and  Seller Employment Affiliate, respectively, to use, commercially reasonable best efforts to facilitate and effectuate the transfer of the all of the Cash & Go Employees to Purchaser or its Affiliate as contemplated by this Section 8.7.

(c)

Notwithstanding the foregoing, nothing in this Agreement, whether express or implied, shall (i) create any right or entitlement of any specific Person or Persons to continued employment with Seller Employment Affiliate, Purchaser or any Affiliate of Purchaser or (ii) be treated as an amendment or other modification of any employee benefit plan of Seller Employment Affiliate or any employee benefit plan maintained by Purchaser or any of its Affiliates.

(d)

On or before the 30th day following the Closing Date, Purchaser shall provide Seller with a list of those employees who will not be Continuing Employees for Purchaser.  Purchaser and Seller acknowledge and agree that Craig Stamps, Jorge Parga and Martha Valdez shall not be designated as Continuing Employees and that these individuals will assist in the transition services listed in Section 8.6.

8.8

Licenses and Permits

  For a period of ninety (90) Days following the Closing, Date, Seller shall use Commercially Reasonable Efforts to provide assistance to the Purchaser in connection with Purchaser’s efforts to obtain the licenses and permits set forth on Annex H.  The Basket shall be reduced by an amount of up to One Hundred Fifty Thousand Dollars (US$150,000) for (i) the actual cash out-of-pocket costs and expenses paid by the Purchaser within twelve (12) months after the Closing Date in order for the Purchaser to obtain the licenses and permits set forth on Annex H, and (ii) Losses incurred by Purchaser within twelve (12) months after the Closing Date related to shut down costs (including, without limitation, fees, expenses, penalties and legal costs associated therewith) and lost profits arising from a store shut down because of a material deficiency in any licenses and permits set forth on Annex H.  Notwithstanding anything else contained in this Agreement, Seller shall have no liability to the Purchaser for any Losses related to any local licenses and permits, other than the foregoing reduction to the Basket.

ARTICLE 9
INDEMNIFICATION

9.1

 Representations and Warranties

9.1.1

Survival

  Each representation and warranty in Articles 2 and 3 and the post-Closing obligations of the Parties set forth in Article 8 shall survive for a period of thirty (30) months following the Closing Date; provided, however, that the representations and warranties set forth in Sections 2.1, 2.2, 2.7, 3.1 and 3.2 shall survive until the expiration of all applicable statutes of limitations with respect to matters addressed therein (including any extension or tolling thereof).  Except as otherwise provided in this Agreement, Purchaser’s and Seller’s sole and exclusive remedy for any breach of a representation or warranty under Article 2 or Article 3 shall be to make a claim for indemnity under this Article 9.  With respect to a breach by the Parties of their respective post-Closing obligations under Article 8 of this Agreement, the non-breaching party may make a claim for indemnity under this Article 9 and may also seek equitable, injunctive, and other monetary relief damages as allowed by this Agreement and applicable Legal Requirements.

9.1.2

Scope

  Representations and warranties made by Seller, the Target Companies and the Burkes shall be deemed to include statements made in this Agreement and in the Disclosure Schedule.

9.2

Indemnification

9.2.1

Indemnity by Seller

  Seller and the Burkes shall jointly and severally indemnify and hold harmless Purchaser, the Target Companies, and their respective employees, officers, directors, attorneys, agents and representatives (the “Purchaser Indemnified Parties”) from and against any costs or expenses (including attorneys’, experts’ and consultants’ fees), judgments, fines, penalties, losses, claims, Liabilities and damages (collectively, “Losses”) that are the result of, arise out of or relate to:

(i) any breach of any representation or warranty or failure to perform any covenant made by or on behalf of Seller in this Agreement;

(ii) any Excluded Assets or Excluded Liabilities;

(iii) any Liabilities of Seller, Parent or All Access to the extent not related to Cash & Go;

(iv) any Liabilities not included in the November Balance Sheet or accrued in the Ordinary Course of Business thereafter, other than Liabilities with respect to (A) matters specifically addressed in the representations and warranties in Article 2 of this Agreement; and (B) Taxes, licenses and permits and employee matters which are separately addressed elsewhere in this Agreement;

(v) Taxes, whether Known or not, owed by (a) the Target Companies for periods prior to and including the Closing in excess of amounts accrued on the November Balance Sheet, (b) the Target Companies, Purchaser or Seller as a result of the Seller Reorganization Transactions or any of the transactions related to the Excluded Assets and the Excluded Liabilities, and (c) except as provided in Section 8.2 of this Agreement, the Target Companies, Purchaser or Seller as a result of the sale of the Membership Interests pursuant to this Agreement  (collectively, “Specified Tax Losses”) ; provided, that, any obligation of Seller and the Burkes in respect of Specified Tax Losses under clause (a) shall be reduced by the amount, if any, of (A) any 2011 overpayment of Taxes for such periods prior to or including the Closing by the Target Companies that results in a Tax refund or reduction in Taxes paid by such Target Companies following the Closing, and (B) any 2011 net tax benefit to Purchaser associated with the Target Companies; and

(vi) any Liabilities in respect of (a) employee claims by employees of the Target Companies or Cash America S.A. de C.V. arising during or in respect of any period prior to the Closing Date; (b) any employee claims by employees of the Target Companies or Cash America S.A. de C.V. arising during or in respect of any period within thirty (30) Days following the Closing Date related to termination and/or severance and (c) any employee claims by employees of the Target Companies or Cash America S.A. de C.V. who do not become Continuing Employees as contemplated by Section 8.7 (collectively, “Specified Employee Losses”).

9.2.2

Indemnity by Purchaser

  Purchaser shall indemnify and hold harmless Seller and its heirs, administrators, executors, personal representatives, successors and assigns (the “Seller Indemnified Parties”) from and against any Losses that are the result of, arise out of or relate to (i) any breach of any representation or warranty or failure to perform any covenant made by or on behalf of Purchaser in this Agreement, and (ii) any claims by employees arising during or in respect of any period after thirty (30) days following the Closing Date, and (iii) any termination, severance, or finiquito payment made by Seller with respect to an employee terminated by Cash America S.A. de C.V. per instruction of Purchaser within thirty (30) days following the Closing Date and re-hired by Purchaser within six (6) months following the Closing Date.

9.3

Claims

9.3.1

If an Indemnified Party intends to seek indemnification pursuant to this Article 9, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim (“Indemnity Demand”), sufficiently promptly to enable the Indemnifying Party to protect its rights, but not later than ten (10) Days following the Indemnified Parties’ actual knowledge of such claim.  The Indemnity Demand shall include a summary of the factual and contractual basis for such claim, and shall include a description of any third-party claim in respect of which indemnification is sought, along with supporting documentation.  The failure to provide such Indemnity Demand will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.  The Indemnifying Party shall respond in writing to said indemnity demand sufficiently promptly to enable the Indemnified Party to protect its rights, but not later than twenty (20) Days following the Indemnity Demand, either by accepting its performance obligations hereunder, or setting forth the factual and contractual basis for its refusal, if any, to so perform.

9.3.2

If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, within twenty (20) Days after receipt of the Indemnity Demand and upon notice to the Indemnified Party, assume at its own expense, through counsel satisfactory to such Indemnified Party in its reasonable judgment, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith, provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it.  If the Indemnified Party reasonably determines that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party may present such counsel with a material conflict of interest, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party’s separate counsel.  Notwithstanding anything in this section to the contrary, the Indemnifying Party may not, without the consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld.  So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the Indemnifying Party’s consent, such consent not to be unreasonably withheld.  If the Indemnifying Party is not contesting such claim in good faith (including if it does not notify the Indemnified Party of its assumption of the defense of such claim within the twenty (20) Day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith.  The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder.

9.3.3

If a firm written offer is made by the third party to settle a third-party claim referred to in Section 9.3.2, and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then, provided that such proposed settlement (x) includes a full and unconditional release of the Indemnified Party, (y) does not provide for anything other than the payment of money damages, and (z) shall be paid in full by the Indemnifying Party, (i) the Indemnifying Party shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such third party claim, (ii) the maximum liability of the Indemnifying Party relating to such third party claim shall be the amount of the proposed settlement, and other amounts for which the Indemnified Party would be entitled to prior to the rejection of the proposed settlement, if the amount thereafter recovered from the Indemnified Party on such third party claim is greater than the amount of the proposed settlement, and (iii) the Indemnified Party shall pay all attorneys’ fees incurred after the rejection of such settlement by the Indemnified Party.  If the amount thereafter recovered by such third party from the Indemnified Party is less than the amount of the proposed settlement, the Indemnified Party shall be reimbursed by the Indemnifying Party for such attorneys’ fees up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

9.4

Basket

  Notwithstanding the foregoing, Seller and the Burkes shall not be obligated to pay any amounts for indemnification for any Losses until the aggregate amount of all Losses exceeds the sum of Two Hundred Twenty-five Thousand Dollars (US $225,000.00) (the “Basket”), whereupon Seller and the Burkes, jointly and severally, shall pay in full such Losses in excess of the Basket; provided, however, Seller and the Burkes, jointly and severally, shall be obligated to pay all amounts of Non-Basket Losses from the first dollar without regard to whether the aggregate of all other Losses of Purchaser exceeds the Basket.  Losses that are the result of, arise out of or relate to the following items are referred to as “Non-Basket Losses”:

(i) any intentional or knowing breaches of any representation, warranty or covenant;

(ii) any Specified Employee Losses;

(iii) any breach by Seller, the Burkes or R. Burke of Section 8.4;

(iv) any Excluded Assets or Excluded Liabilities; and

(v) any Specified Tax Losses.

9.5

No Contribution or Reimbursement

  Notwithstanding the fact that the Target Companies as parties to this Agreement may have made representations and warranties to Purchaser, Seller shall not have any right of contribution or reimbursement whatsoever from the Target Companies with respect to such representations, warranties or covenants.

ARTICLE 10
GENERAL PROVISIONS

10.1

Assignment

  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller without the prior written consent of Purchaser, or by Purchaser without the prior written consent of Seller.

10.2

Transactional Fees and Expenses

  Each party will pay all of its own expenses incident to the negotiation and preparation of this Agreement and the consummation of all transactions contemplated hereby.  In addition, Seller will not cause the Target Companies to pay or incur expenses or commitments related to negotiation and preparation of the Agreement and the consummation of all transactions contemplated hereby.

10.3

Governing Law

  This Agreement and any disputes or claims hereunder shall be governed by and interpreted in accordance with the laws of the State of Texas, U.S.A.

10.4

Arbitration

  Any dispute, claim, or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof shall be resolved by binding arbitration in accordance with the American Arbitration Association Rules for Arbitration, as in effect on the Effective Date.  The parties shall cooperate to select a mutually agreeable arbitrator.  The arbitration shall take place in Tarrant County, Texas.  The decision of the arbitrator shall be final and the arbitrator shall have authority to award attorneys’ fees and allocate the costs of arbitration as part of any final award.

10.5

Purchaser Acknowledgment

  Purchaser acknowledges that THIS AGREEMENT IS AN ARMS-LENGTH AGREEMENT BETWEEN THE PARTIES.  PURCHASER ACKNOWLEDGE BEING GIVEN FULL AND FAIR OPPORTUNITY TO CONDUCT DUE DILIGENCE DURING THE INSPECTION PERIOD TO DETERMINE THE FEASIBILITY OF THIS PURCHASE.  THE PURCHASE PRICE WAS BARGAINED FOR ON THE BASIS OF SELLER DELIVERING ITS RESPECTIVE MEMBERSHIP INTERESTS IN THE COMPANY “AS IS, WHERE IS”, AND REFLECTS THE AGREEMENT OF THE PARTIES THAT THERE ARE NO REPRESENTATIONS, DISCLOSURES, OR EXPRESS OR IMPLIED WARRANTIES OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT.  SELLER MAKES NO WARRANTIES OF THE CONDITION, MERCHANTABILITY, OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE COMPANY OR THE MEMBERSHIP INTERESTS TRANSFERRED HEREBY OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT.  ALL REPRESENTATIONS AND WARRANTIES, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ARE DISCLAIMED.

10.6

Counterparts

  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.7

Notices

  Any notice required or authorized to be given hereunder or any other communications between the parties provided for under the terms of this Agreement shall be in writing (unless otherwise provided) and shall be served personally, or by reputable express courier service with a reliable system for tracking delivery, or by facsimile transmission addressed to the relevant party at the address stated below or at any other address provided by that party to the other as its address for service.  Any notice so given personally shall be deemed to have been served on delivery, any notice so given by express courier service shall be deemed to have been served two (2) business days after the same has been delivered to the courier, and any notice so given by facsimile transmission shall be deemed to have been received on dispatch.  In proving such service, it shall be sufficient to produce the receipt of a reputable courier company showing the correct address of the addressee or prove that the facsimile transmission was followed by an activity report showing the correct facsimile number of the party on whom notice is served and the correct number of pages transmitted.  If an attempt to give notice by facsimile transmission fails because of any problem with the recipient’s designated facsimile number or facsimile equipment, such notice will nevertheless be considered to have been received at the time such transmission was attempted if it is also sent that Day by guaranteed overnight delivery to the recipient for receipt on the following Day.  Any party may designate a new address for purposes of notice hereunder by notice to the other parties hereto in the manner provided above.  Initial notice addresses are as follows:

To Purchaser or Parent (after the Closing):	First Cash Financial Services, Inc. 690 East Lamar Blvd., Suite 400 Arlington, TX 76011 Facsimile: (817) 461-7019 Attention: Rick Wessel, CEO

With a copy to:

Alston & Bird LLP
One Atlantic Center

1201 W. Peachtree Street

Atlanta GA, 30309

Facsimile and Email (provided simultaneously):
404-881-7777 and steve.pottle@alston.com

Attention:  Steven L. Pottle, Esq.

To Seller, Burkes, Parent (prior to Closing) or R. Burke:	BBR Unlimited, LLC 15290 North 78th Way Suite B200 Scottsdale, AZ 85260

With a copy to:	Bryan Cave LLP 211 N. Broadway, Suite 3600 St. Louis, Missouri 63102 Facsimile and Email (provided simultaneously): 314-552-8545 and jmwelge@bryancave.com Attention: John M. Welge

10.8

Entire Agreement; Amendments and Waivers

  This Agreement together with all exhibits and annexes hereto, including the Disclosure Schedule, shall constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.9

Interpretation; Drafting

  This Agreement shall be construed equally as against the parties hereto and shall not be construed against the party responsible for its drafting.  All prior drafts of this Agreement shall be disregarded in construing the intent of any provision contained herein or therein, and such prior drafts shall be inadmissible in any proceeding at which any such provision is to be interpreted.  This Agreement has been negotiated and executed in the English language.  Translations of this Agreement into other languages are for convenience only and shall have no force and effect on the legal interpretation of this Agreement, and the English version shall control in all respects.

10.10

Invalidity

  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

10.11

Headings

  The headings of the articles and sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.12

Publicity

  Except to the extent required by applicable Legal Requirements (including securities laws), no party hereto shall issue any press release regarding the transactions contemplated hereby without the prior written approval of Purchaser and Seller (which approvals shall not be unreasonably withheld).

10.13

Confidential Information

  In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party has had and will have access to confidential information relating to the other party.  Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except in connection with the transactions contemplated hereby and, in the event of the termination of this Agreement for any reason whatsoever, each party shall return to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing its employees and agents who have had access to such information, to keep confidential and not to use any such information, unless such information is now or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public, provided, however, that this section shall in no respect prohibit or restrict any party from making any disclosures required by applicable Legal Requirements (including securities laws).  Any party making any such disclosure shall, however, provide the other party with advance notice of any such disclosure to the extent practicable.

10.14

No Third Party Beneficiaries

  The covenants contained herein are made solely for the benefit of the parties hereto and successors and assigns of such parties as specified herein, and shall not be construed as having been intended to benefit any third party which is not a party to this Agreement.

10.15

Exhibits

  All exhibits and annexes, including the Disclosure Schedule, attached hereto are hereby incorporated herein by this reference; provided, however, that statements contained in the Leases or other documents delivered by Seller or the Target Companies to Purchaser pursuant to this Agreement shall not be deemed representations of Seller unless specifically so identified as such in writing.

10.16

Defined Terms

  For the purposes of this Agreement, the following words and expressions shall have the following meanings:

10.16.1

“Adjusted EBITDA” means estimated or actual (as the case may be) store-level EBITDA (the components of which are defined by GAAP), with respect to all stores included among the Option Assets, for the calendar year ending or to be ended December 31, 2014, determined as follows: (a) the net income (or loss) of the all stores for such Fiscal Year, plus (b) the sum of, in each case to the extent included in the calculation of such net income but without duplication, (i) any provision for federal, state, local and foreign income Taxes, (ii) interest expense, (iii) any depreciation and amortization expense, and (iv) any aggregate net loss on the sale of property (other than accounts receivable and inventory) outside the Ordinary Course of Business; and minus (c) the sum of, in each case to the extent included in the calculation of such net income, but without duplication, (i) any benefit for federal, state, local and foreign income Taxes including reversals of valuation allowances thereon, and (ii) interest income; minus, (d) any aggregate net gain on the sale of property (other than accounts receivable and Pawn Inventory) outside the Ordinary Course of Business, and minus (e) any administrative expenses of Seller expected to be incurred by Purchaser for operating the stores on a going-forward basis.

10.16.2

 “Affiliate” means any other Person who controls, is controlled by or is under common control with the referenced Person.

10.16.3

“Bankruptcy” as used herein, shall occur when:  (i) the entity or person seeks or submits to any decree or order directed at such entity under the bankruptcy laws of the United States of America or, if applicable, the laws of Mexico,  regarding the reorganization or liquidation of such entity’s assets (the “Bankruptcy Laws”); (ii) any court or commission with jurisdiction over the subject matter enters any decree or order directed at the entity under the Bankruptcy Laws; (iii) any person with standing to do so files any petition directed at the entity or person under the Bankruptcy Laws, which petition is not dismissed within ninety (90) days; (iv) the entity otherwise directs or seeks the winding up or liquidation of the business affairs of such entity; (v) the entity or person has all of its assets attached or seized; or (vi) the entity or person admits in writing its inability to pay its debts generally as they become due.

10.16.4

 “Business Day” means any Day other than a Saturday, Sunday or public holiday or a day on which banks are required or permitted to close under the laws of the State of Texas.

10.16.5

 “Commercially Reasonable Efforts” means the efforts that a reasonable Person desirous of achieving a result would use in similar circumstances to insure that such result is achieved as expeditiously and effectively as possible, exercising discretion and its good faith business judgment in devising a strategy to achieve such result.

10.16.6

 “Consigned Inventory” shall mean the goods held by the Target Companies for sale on behalf of the Target Companies’ customers.

10.16.7

“Day” means calendar day unless otherwise specified.

10.16.8

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

10.16.9

“GAAP” means generally accepted accounting principles in effect in the United States and as consistently applied and subject to normal recurring year-end adjustments.

10.16.10

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

10.16.11

“Indemnified Party” means any Person entitled to indemnity from an Indemnifying Party pursuant to Article 9.

10.16.12

“Indemnifying Party” means any Person required to provide indemnity to any other party pursuant to Article 9.

10.16.13

“Pawn Inventory” means all merchandise that has been pawned and not yet redeemed, and is not intended for sale by the Target Companies.  The Pawn Inventory is owned by the Target Companies’ customers, and does not include Consigned Inventory.

10.16.14

“Knowledge” or “Known” or “Knowingly” means that an individual shall be deemed to have “Knowledge” of, or to Know, a particular fact or other matter if such individual is actually aware of such fact or other matter.  A Person (other than an individual) shall be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served as a director or president or vice president of such Person has, or at any time had, Knowledge of such fact or other matter.  Knowledge of Seller shall mean the Knowledge of the Burkes, R. Burke, Jorge Parga, Craig Stamps and Martha Julia Valdez Nava.

10.16.15

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including, without limitation, any liability for Taxes.

10.16.16

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, court order, consent, decree, regulation, license, permit, statute, or treaty.

10.16.17

 “Material Contract” means (i) real property leases, (ii) contracts of the Target Companies that have a remaining term in excess of twelve (12) months (unless the remaining payments are less than $10,000), and (iii) contracts of the Target Companies that have remaining payments in excess of $25,000.

10.16.18

 “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, timing and frequency).

10.16.19

 “Order” means any final and non-appealable award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

10.16.20

“Organizational Documents” means (a) any articles of incorporation, certificate of formation, charter, bylaws, operating agreement, or similar documents adopted or filed in connection with the creation, formation, organization or governance of any entity or Person; and (b) any amendment to any of the foregoing.

10.16.21

 “Pawnshop” means shall include the business (including without limitation, business conducted through the internet) of pawn loans, consignments, jewelry exchange, retailing of consigned pawn merchandise, buying of merchandise, other installment/short-term loans and any other traditional pawnshop products.

10.16.22

“Person”means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust association or any other entity.

10.16.23

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

10.16.24

“Target Company Material Adverse Effect” means any change or effect that would be materially adverse to the condition (financial or otherwise), results of operations, businesses, properties, assets or liabilities of the Target Companies as currently operated; provided, however, that a material adverse effect that results from or arises out of any of the execution or public announcement of this Agreement or the transactions contemplated hereby shall not be considered in determining whether a Target Company Material Adverse Effect has occurred.

10.16.25

 “Tax” includes all federal (including both the United States and Mexico), state, local and foreign taxes, or assessments and all other income taxes of Seller or the Target Companies relating to periods prior to the Closing Date, as well as any Taxes owed by Seller as a result of their sales of their Membership Interests pursuant hereto, sales, gross receipts, estimated, excise, use, value added,  royalty, franchise, payroll, employment, social security, employee housing, disability, withholding, property, customs, duties, profits and import taxes and any additions to tax, adjustments for inflation, interest or penalties applicable thereto.

10.16.26

“Tax Authority” means any governmental agency, board, bureau, body, department or authority of any federal, state or local jurisdiction, or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

10.16.27

“Tax Return” means any report, return, statement, declaration, claim for refund, election or other written information required to be supplied to a taxing authority, including any schedule or attachment thereto; in connection with Taxes and any amended Tax Returns, including information returns associated with ownership, organization and funding of foreign corporations.

10.16.28

 “US $” means dollars, legal currency of the United States of America.

[Signatures on following page]

The parties agree, by their signatures below, that this Agreement is effective as of the date first written above.

PURCHASER:	FIRST CASH FINANCIAL SERVICES, INC., a Delaware corporation By:___________________________________ Name: Title:
SELLER:	BBR UNLIMITED, LLC, an Arizona limited liability company By:___________________________________ Name: Title:
BURKES:	______________________________________ Richard Taylor Burke, Jr. ______________________________________ Julia James Burke
PARENT:	T.J. UNLIMITED, LLC, an Arizona limited liability company By:___________________________________ Name: Title:

R. BURKE::	______________________________________ Ryan Burke, solely for purposes of Section 8.4